LITFUNDING ELIMINATES $500,000 OF DEBT
Thursday September 15, 8:00 am ET

LAS VEGAS, NV--(BUSINESS WIRE)--Sept. 15, 2005--LitFunding Corp. (OTCBB: LFDG -
News)

LitFunding is pleased to announce it has recently converted $512,500 in debt and accrued interest due and payable to Green Mortgage as of September 9, 2005. Green Mortgage agreed to convert 100% of its debt into 600,000 shares of LFDG's common stock. "This is a strong testament to the viability of our business model", stated Morton Reed, CEO of LitFunding.

Commenting on the conversion of debt, Terry Gabby, Chief Financial Officer of LitFunding stated, "We are very pleased that a substantial creditor agreed to convert their liability into equity of our company. This transaction substantially reduced our notes payable by approximately 73%, and reduced our overall liabilities by roughly 22%. The conversion of debt from our balance sheet effectively increases our equity by over $500,000. Additionally, by conserving the cash, which would have otherwise been used to repay the note, we are able to focus our resources on growing our core business."

ABOUT LITFUNDING CORP.

LFDG, through its wholly owned subsidiary LitFunding USA, remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. LitFunding is in the litigation funding business concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned by LitFunding when any lawsuits it funds are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid.

The statements in this press release regarding the conversion of debt by Green Mortgage, the perceived value of LFDG's business model, any implied or perceived benefits from conversion of debt, anticipated revenues, LFDG's size and ranking among other public companies in the litigation funding industry, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its funding services, costs of operations, delays, and any other difficulties related to LFDG's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
     LitFunding Corp., Las Vegas
     Michelle DeMuth, 702-317-1610